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                                                                   EXHIBIT 10.26

                            CAPELLA EDUCATION COMPANY
                              ANNUAL INCENTIVE PLAN
                           MANAGEMENT EMPLOYEES - 2006

PLAN OBJECTIVE

To recognize and reward eligible management employees for the achievement of company financial goals.

PLAN SUMMARY

     - The plan is based upon company performance components, revenue and profit as compared to plan, for eligible participants as follows:

          - 70% of the incentive opportunity is based on 2006 total company performance, measured by achievement of revenue and profit to plan.

          - 30% of the incentive opportunity is based on achievement of the total company revenue and profit achievement in Q3 and Q4, cumulatively, compared to the Q3/Q4 plan for 2006.

     - You have the opportunity to earn from 0% - 200 % of your target incentive amount. The financial performance and payout matrices will be reviewed periodically as to progress during the year.

     - Your incentive earnings will be paid within two and a half months after the end of the plan year based on year-end company financial achievement (plan funding).

NOTE: The remaining pages and exhibits provide further explanation regarding plan design, payout criteria, and administration.

SEE EXHIBIT 1 FOR SPECIFIC INFORMATION, INCLUDING DEFINITIONS, TERMS AND CONDITIONS, AND PAYOUT CRITERIA.

ELIGIBILITY CRITERIA

Select management-level employees who meet the Eligibility Criteria (see Definition of Eligibility Criteria) are eligible for plan participation. Criteria the plan administrator will consider when selecting eligible employees for participation include scope and level of responsibility, organizational impact, internal equity and external competitiveness. Incentive awards for employees who work less than full-time will be prorated accordingly.

PLAN ADMINISTRATOR

The Compensation Committee of the Board of Directors of the Company will administer the plan. The Committee may delegate to the Chief Executive Officer and the Vice President of Human Resources the authority to determine incentive awards under the plan for eligible employees who are not executive officers of the Company. Awards granted pursuant to such

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delegated authority shall be made consistent with the criteria established by the Committee and shall be subject to any other restrictions placed on the delegation by the Committee. Any incentive award under the plan to the Company's Chief Executive Officer will be approved and administered by the Executive Committee of the Board of Directors.

To the full extent permitted by law, (i) no member of the Committee or other plan administrator shall be liable for any action or determination taken or made in good faith with respect to the plan or any award made under the plan, and
(ii) the members of the Committee and the other plan administrators shall be entitled to indemnification by the Company with regard to such actions.

SIZE OF AWARD OPPORTUNITY

Incentive potential for plan participants is expressed as a percentage of base compensation as of December 31st of the plan year (see Definition section for Base Compensation). At target level performance, the size of the incentive award opportunity is based upon your position as determined by the plan administrator.

PAYOUT CRITERIA - COMPANY FINANCIAL RESULTS

TOTAL YEAR REVENUE AND PROFIT

     - 70% of your targeted incentive potential is based on total year, year-end company financial results, combining revenue and profit against the plan.

     - At the beginning of the year, an annual financial target will be established at the Company level, approved by the Board of Directors. The Chief Executive Officer or designate will communicate this financial target to you. Incentive potential will be based on the level of Company financial performance within a specified range.

     - All participants, unless otherwise communicated to you, will have a financial target that reflects overall Company financial results.

     - If the Company exceeds the target financial level on the full year performance, you will be eligible to receive a greater than target level incentive award for this portion of the plan.

     - This portion of the plan pays out for a range of financial performance with an upward potential of 170% of your target incentive award opportunity. (Please see the financial matrices for the specific payout schedule).

Q3 AND Q4 REVENUE AND PROFIT

     - 30% of your targeted incentive potential is based on Q3 and Q4 cumulative results for revenue and profit. 0-30% is the incentive potential for this factor. The maximum target level for this component of the plan is 30%.


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QUALIFICATION OF AWARD PAYMENT

The plan administrator reserves the right to withhold incentive payment in the event an individual fails to perform his or her day-to-day job in a satisfactory manner after the Company has provided reasonable notice of such failure.


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                                                                       EXHIBIT 1

                            CAPELLA EDUCATION COMPANY
                            MANAGEMENT INCENTIVE PLAN

I. DEFINITIONS OF TERMS

     The following terms as used in the plan have meaning as described below:

     COMPANY - Capella Education Company.

     BASE COMPENSATION - total base salary wages for the plan year. (Note: excludes any incentive compensation payment(s), lump sump merit increases and taxable fringes). Base salary wages will be reduced for any leave of absence, paid or unpaid, beyond 90 days.

     ELIGIBILITY CRITERIA - Individuals need to be regular status, work a minimum of half time to be eligible for plan participation (average of 40 hours per pay period), and be considered a management level employee (functional leader or above). Incentive awards for employees who work less than full-time will be prorated according to his/her total annual base salary wages.

     FINANCIAL OBJECTIVE - the level of company performance against any financial measure approved by the Committee to define operating performance. The Committee may amend the goals to reflect material adjustment in or changes to the Company's policies; to reflect material company changes such as mergers or acquisitions; and to reflect such other events having a material impact on goals.

     PERFORMANCE MEASURES - means any of the following measures with respect to the performance of the Company or a group, a unit, an Affiliate, or an individual; specified levels of the Company's stock price, market share, sales, earnings per share, return on equity, costs, operating income, net income before interest, taxes, depreciation and/or amortization, net income before or after extraordinary items, return on operating assets or levels of cost savings, earnings before taxes, net earnings, asset turnover, total shareholder return, pre-tax, pre-interest expense return on invested capital, return on incremental invested capital, free cash flow or cash flow from operations, or customer satisfaction or learner success metrics. In addition, with respect to an Award that is not intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code on compensation paid to "covered employees" as defined therein, "Performance Measures" may include any other measure determined by the Committee. Such performance measures may be set as an absolute measure or relative to a designated peer group or index of comparable companies.

     PLAN YEAR - the fiscal year of the Company.

     PAYOUT -- the actual amount to be paid to a participant based upon achievement of Company financial objectives.

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II. PLAN ADMINISTRATION

     NEW HIRES - new hires must start by October 1st to qualify. For individuals hired by October 1st of the plan year, eligibility begins on the first date of employment. Individual incentive awards will be prorated from the date of hire based on an individual's year-to-date total annual base wages.

     PROMOTIONS - individuals must be promoted into an eligible management level position by October 1st to be eligible for participation in that plan year.
     Note: if an individual is promoted October 1st or after of the plan year it will be at the Committee's discretion to determine the percentage of incentive payout that an employee will receive at year-end.

     TERMINATION OF EMPLOYMENT - in the event any eligible participant ceases to be an employee during any year in which he/she is participating in the plan, he/she will not be eligible to receive any incentive compensation for such year unless otherwise provided for in the Executive Severance Plan. Individuals need to be employed at the time of award payment to be eligible for any incentive payments unless otherwise provided for in the Executive Severance Plan. Incentive awards to individuals who are subject to the Executive Severance Plan will be determined in accordance with the plan, as adjusted in accordance with the Executive Severance Plan, and all payouts will be made in accordance with the Executive Severance Plan. Employees who become disabled or retire during the year will be eligible to receive a prorated portion of the incentive payment, if earned.

     RIGHT TO CONTINUE EMPLOYMENT - nothing contained in the plan shall be construed to confer upon any employee the right to continue in the employment of, or the Company's right to terminate his/her employment at any time.

     TAX WITHHOLDING - The Company shall have the right to withhold from cash payments under the plan to a participant or other person an amount sufficient to cover any required withholding taxes.

     UNFUNDED PLAN - The plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by awards under the plan.

     PLAN AMENDMENT, MODIFICATION, OR TERMINATION - from time to time the Committee may amend the plan as it believes appropriate and/or may terminate the plan, provided that no such amendment or termination will affect the right of any participant to receive incentive compensation in accordance with the terms of the plan for the portion of any year up to the date of the amendment or termination. Typically, any such modification would be made on an annual basis.

     GOVERNING LAW - To the extent that federal laws do not otherwise control, the plan and all determinations made and actions taken pursuant to the plan shall be governed by the laws of Minnesota and construed accordingly.


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